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                                                                    EXHIBIT 99.a


 [LOGO OF FIRST                           501 South Main Street
SAVINGS BANK SSB]                         Post Office Box 1885
                                          Reidsville, North Carolina 27323-1885


FOR IMMEDIATE RELEASE      FOR ADDITIONAL INFORMATION
---------------------      --------------------------

February 27, 1997          David S. Kemp
                           President and Chief Executive Officer
                           (910) 342-4251

     The Board of Directors of First Savings Financial Corp., Reidsville, North Carolina (the "Corporation"), a holding company whose only subsidiary is First Savings Bank of Rockingham County, Inc., SSB, announced today that it has notified First Citizens BancShares, Inc., Raleigh, North Carolina ("First Citizens"), that First Citizens' proposal presented to the Corporation on February 19, is agreeable to the Corporation's Board. The Corporation will work with First Citizens to prepare an agreement based on First Citizens' proposal. When a definitive agreement is reached, a public announcement will be made and a special shareholders meeting will be scheduled to consider First Citizens' proposal. First Citizens' proposal is contingent upon satisfactory completion of a review of the Corporation's assets, Corporate records, financial statements, and other matters, the negotiation and execution of a definitive agreement and receipt of share holder approval and regulatory agencies approvals.

     The Corporation announced on February 19, 1997, that it had received a proposal from First Citizens to acquire the Corporation. First Citizens' proposal provides for the exchange of each share of the Corporation's common stock for $10.75 in cash. Other general terms were announced earlier as set out in the Corporation's Form 8-K filed with the Securities and Exchange Commission on February 19, 1997 and in First Citizens' amendment to Schedule 13D filed on February 19, 1997 with regard to shares of the Corporation owned by First Citizens, Lewis R. Holding and certain members of the Holding family.

     At December 31, 1996, the Corporation had total consolidated assets of approximately $53,227,000, total deposits of approximately $43,067,000 and total shareholders' equity of $9,014,000 or 18.09% of assets. Through its subsidiary, First Savings Bank, the Corporation operates one office in Reidsville, North Carolina.


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